Filed pursuant to Rule 424(b)(3)
SEC File No. 333-140931-02

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed and declared effective with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted without delivery of a final prospectus supplement and accompanying prospectus. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION — DATED OCTOBER 11, 2007

$1,000,000,000 Automobile Receivables Backed Notes

AmeriCredit Prime Automobile Receivables Trust 2007-2-M

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

Supplement, dated October 11, 2007 (subject to completion)

to

Prospectus Supplement, dated October 9, 2007 (subject to completion)

to

Prospectus, dated May 4, 2007

This Supplement revises, and should be read in conjunction with, the Prospectus Supplement, dated October 9, 2007 (subject to completion), and the Prospectus, dated May 4, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement, or the prospectus supplement or the prospectus to which it relates, is truthful or complete. Any representation to the contrary is a criminal offense.

The depositor (the “registrant”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this supplement to prospectus supplement relates. Before you invest, you should read the prospectus in that registration statement and other documents the registrant has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-669-7629.

Joint Bookrunners
JPMorgan	RBS Greenwich Capital	Wachovia Securities

Co-Managers
BMO Capital Markets		UBS Investment Bank

The Prospectus Supplement referenced above is hereby revised as follows:

Global Change regarding Class A-3 Notes:

The Class A-3 Notes will not be bifurcated into a Class A-3-A fixed-rate class of notes and a Class A-3-B floating-rate class of notes. Instead, the Class A-3 Notes will be a single, fixed-rate class of notes. Therefore, in addition to the specific changes regarding the Class A-3 Notes that are set forth below, all references in the sections of the Prospectus Supplement entitled Summary—The Hedge Counterparty, Summary—The Hedge Agreement—Swap Transactions, Summary—The Hedge Agreement—Cap Transactions, Risk Factors—Payments on the Notes may be affected by matters relating to the hedge agreement, Description of the Notes—Determination of LIBOR, Description of the Transaction Documents—The Hedge Agreement, Description of the Transaction Documents—The Hedge Agreement—The Swap Transactions and Description of the Transaction Documents—The Hedge Agreement—The Cap Transactions that refer to a hedge transaction relating to the Class A-3-B Notes and the floating-rate nature of the Class A-3-B Notes are deleted in their entirety. Furthermore, in addition to the specific changes regarding the Class A-3 Notes that are set forth below, all references in the sections of the Prospectus Supplement entitled Summary—Description of the Securities, Summary—Interest, Summary—Principal, Summary—Credit Enhancement, Summary—Events of Default, Summary—Rating of the Notes, Yield and Prepayment Considerations, Description of the Notes—Distribution Dates, Description of the Notes—Payments of Interest, Description of the Notes—Payments of Principal, Description of the Transaction Documents—Distribution Date Payments after an Event of Default, Ratings, Underwriting, Glossary—Available Funds, Glossary—Noteholders’ Monthly Interest Distributable Amount and in the table entitled Summary of Transaction Parties that refer to both Class A-3-A Notes and Class A-3-B Notes are revised to refer solely to the Class A-3 Notes. The reference to “seven” classes of notes in Summary—Description of the Securities is changed to “six” classes of notes.

Front Cover Page:

•	The total initial principal amount of the Notes indicated on the top line of the front cover page should read:

$1,000,000,000.

•	The first table on the front cover page should read:

	Principal Amount	Interest Rate	Final Scheduled Distribution Date
Class A-1 Notes	$183,000,000%		October 8, 2008
Class A-2-A Notes	$85,000,000%		November 8, 2010
Class A-2-B Notes	$177,000,000	LIBOR + %	November 8, 2010
Class A-3 Notes	$270,000,000%		June 8, 2012
Class A-4-A Notes	$139,000,000%		March 8, 2016
Class A-4-B Notes	$146,000,000	LIBOR + %	March 8, 2016

Total	$1,000,000,000

Summary:

•	The table under “Summary—Description of the Securities” should read:

Class	Initial Note Principal Balance	Interest Rate	Final Scheduled Distribution Date
A-1	$183,000,000%		October 8, 2008
A-2-A	$85,000,000%		November 8, 2010
A-2-B	$177,000,000	LIBOR + %	November 8, 2010
A-3	$270,000,000%		June 8, 2012
A-4-A	$139,000,000%		March 8, 2016
A-4-B	$146,000,000	LIBOR + %	March 8, 2016

•	The last paragraph under “Summary—Statistical Information” should read:

As of October 11, 2007, the automobile loan contracts in the pool are expected to have an aggregate principal balance of approximately $1,025,641,026, which provides approximately 2.50% of initial overcollateralization.

•	The first paragraph under “Summary—Credit Enhancement—Spread Account” should read:

On the closing date, the spread account will be funded with an initial cash deposit of approximately $10,256,410, which is 1.0% of the expected pool balance as of the cutoff date.

•	The first sentence under “Summary—Redemption—Optional Redemption” should read:

On any distribution date on which the aggregate principal balance of the automobile loan contracts declines to 10% or less of the aggregate principal balance of the automobile loan contracts as of the cutoff date, which is expected to be approximately $102,564,103, the notes then outstanding may be redeemed in whole, but not in part, if the servicer or the depositor exercises its “clean-up call” option to purchase the automobile loan contract pool.

The Issuing Entity:

•	The section “The Issuing Entity—Capitalization and Liabilities of the Issuing Entity” should read:

Capitalization and Liabilities of the Issuing Entity

The following table illustrates the expected assets of the issuing entity as of the closing date:

Aggregate Principal Balance of the Automobile Loan Contracts	$1,025,641,026
Spread Account	$10,256,410

The following table illustrates the expected liabilities of the issuing entity as of the closing date:

Class A-1 Asset Backed Notes	$183,000,000
Class A-2-A Asset Backed Notes	$85,000,000
Class A-2-B Asset Backed Notes	$177,000,000
Class A-3 Asset Backed Notes	$270,000,000
Class A-4-A Asset Backed Notes	$139,000,000
Class A-4-B Asset Backed Notes	$146,000,000

Total	$1,000,000,000

The issuing entity’s fiscal year ends on December 31.

The spread account is held by the collateral agent for the benefit of the insurer. Although an asset of the issuing entity, it is only available for payments on the notes to the extent authorized by the insurer.

The Automobile Loan Contracts:

•	The second bullet point of the first paragraph under “The Automobile Loan Contracts—Composition” should read:

•	As of the cutoff date, the automobile loan contracts are expected to have an aggregate Principal Balance of approximately $1,025,641,026.

Yield and Prepayment Considerations:

•

The fourth bullet point under the paragraph that begins “The tables below which are captioned ‘Percent of Initial Note Principal Balance at Various ABS Percentages’ are based on ABS and were prepared using the following assumptions” should read:

•

the initial principal amount of each class of notes is equal to the initial principal amount set forth on the front cover as revised by this Supplement, dated October 11, 2007, to the Prospectus Supplement, dated October 9, 2007, to the Prospectus dated May 4, 2007;

•	The eighth bullet point under the paragraph that begins “The tables below which are captioned ‘Percent of Initial Note Principal Balance at Various ABS Percentages’” is deleted in its entirety.

•

The table following the paragraph that begins “The tables below which are captioned ‘Percent of Initial Note Principal Balance at Various ABS Percentages’ are based on ABS and were prepared using the following assumptions” should read:

Pool	Aggregate Principal Balance	Gross APR	Assumed Cutoff Date	Remaining Term to Maturity (in Months)	Seasoning (in Months)
1	$3,125,575.05	12.240%	10/1/2007	8	54
2	$16,109,164.19	10.734%	10/1/2007	19	50
3	$7,179,845.10	11.245%	10/1/2007	32	7
4	$20,599,939.24	11.486%	10/1/2007	44	6
5	$126,439,075.53	11.594%	10/1/2007	56	5
6	$611,663,552.57	12.184%	10/1/2007	68	4
7	$123,194,265.76	9.526%	10/1/2007	81	3
8	$117,329,608.18	9.957%	10/1/2007	94	2

•	The tables captioned “Percent of Initial Note Principal Balance at Various ABS Percentages” should read as set forth in Appendix A to this Supplement.

Description of the Transaction Documents:

•	The first sentence of the first paragraph under “Description of the Transaction Documents—Credit Enhancement—Spread Account” should read:

On the closing date, the spread account will be funded with an initial cash deposit of approximately $10,256,410.

Underwriting:

•	The five tables following the first paragraph under “Underwriting” should read:

Class A-1 Notes

Principal Amount
Greenwich Capital Markets, Inc.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
BMO Capital Markets Corp.
UBS Securities LLC

Total	$183,000,000

Class A-2-A Notes

Principal Amount
Greenwich Capital Markets, Inc.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
BMO Capital Markets Corp.
UBS Securities LLC

Total	$85,000,000

Class A-2-B Notes

Principal Amount
Greenwich Capital Markets, Inc.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
BMO Capital Markets Corp.
UBS Securities LLC

Total	$177,000,000

Class A-3 Notes

Principal Amount
Greenwich Capital Markets, Inc.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
BMO Capital Markets Corp.
UBS Securities LLC

Total	$270,000,000

Class A-4-A Notes

Principal Amount
Greenwich Capital Markets, Inc.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
BMO Capital Markets Corp.
UBS Securities LLC

Total	$139,000,000

Class A-4-B Notes

Principal Amount
Greenwich Capital Markets, Inc.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
BMO Capital Markets Corp.
UBS Securities LLC

Total	$146,000,000

Exhibit A

PERCENT OF INITIAL NOTE PRINCIPAL BALANCE

AT VARIOUS ABS PERCENTAGES

	Class A-1 Notes					Class A-2-A Notes/Class A-2-B Notes
Distribution Date	0.50%	1.00%	1.70%	2.00%	2.25%	0.50%	1.00%	1.70%	2.00%	2.25%
Closing Date	100	100	100	100	100	100	100	100	100	100
11/08/07	88	85	79	69	67	100	100	100	100	100
12/08/07	76	70	60	49	46	100	100	100	100	100
01/08/08	65	56	41	30	25	100	100	100	100	100
02/08/08	53	42	22	11	5	100	100	100	100	100
03/08/08	42	28	4	0	0	100	100	100	95	89
04/08/08	31	14	0	0	0	100	100	90	82	75
05/08/08	19	*	0	0	0	100	100	78	69	62
06/08/08	8	0	0	0	0	100	91	68	59	51
07/08/08	0	0	0	0	0	100	84	59	48	40
08/08/08	0	0	0	0	0	94	76	49	38	29
09/08/08	0	0	0	0	0	88	69	40	28	18
10/08/08	0	0	0	0	0	82	62	31	18	7
11/08/08	0	0	0	0	0	76	55	22	9	0
12/08/08	0	0	0	0	0	71	48	14	0	0
01/08/09	0	0	0	0	0	65	41	5	0	0
02/08/09	0	0	0	0	0	59	34	0	0	0
03/08/09	0	0	0	0	0	53	27	0	0	0
04/08/09	0	0	0	0	0	47	20	0	0	0
05/08/09	0	0	0	0	0	42	13	0	0	0
06/08/09	0	0	0	0	0	36	7	0	0	0
07/08/09	0	0	0	0	0	31	1	0	0	0
08/08/09	0	0	0	0	0	25	0	0	0	0
09/08/09	0	0	0	0	0	20	0	0	0	0
10/08/09	0	0	0	0	0	15	0	0	0	0
11/08/09	0	0	0	0	0	9	0	0	0	0
12/08/09	0	0	0	0	0	4	0	0	0	0
01/08/10	0	0	0	0	0	0	0	0	0	0
02/08/10	0	0	0	0	0	0	0	0	0	0
03/08/10	0	0	0	0	0	0	0	0	0	0
04/08/10	0	0	0	0	0	0	0	0	0	0
05/08/10	0	0	0	0	0	0	0	0	0	0
06/08/10	0	0	0	0	0	0	0	0	0	0
07/08/10	0	0	0	0	0	0	0	0	0	0
08/08/10	0	0	0	0	0	0	0	0	0	0
09/08/10	0	0	0	0	0	0	0	0	0	0
10/08/10	0	0	0	0	0	0	0	0	0	0
11/08/10	0	0	0	0	0	0	0	0	0	0
12/08/10	0	0	0	0	0	0	0	0	0	0
01/08/11	0	0	0	0	0	0	0	0	0	0
02/08/11	0	0	0	0	0	0	0	0	0	0
03/08/11	0	0	0	0	0	0	0	0	0	0
04/08/11	0	0	0	0	0	0	0	0	0	0
05/08/11	0	0	0	0	0	0	0	0	0	0
06/08/11	0	0	0	0	0	0	0	0	0	0
07/08/11	0	0	0	0	0	0	0	0	0	0
08/08/11	0	0	0	0	0	0	0	0	0	0
09/08/11	0	0	0	0	0	0	0	0	0	0
10/08/11	0	0	0	0	0	0	0	0	0	0
11/08/11	0	0	0	0	0	0	0	0	0	0
12/08/11	0	0	0	0	0	0	0	0	0	0
01/08/12	0	0	0	0	0	0	0	0	0	0
02/08/12	0	0	0	0	0	0	0	0	0	0
03/08/12	0	0	0	0	0	0	0	0	0	0
04/08/12	0	0	0	0	0	0	0	0	0	0
05/08/12	0	0	0	0	0	0	0	0	0	0
06/08/12	0	0	0	0	0	0	0	0	0	0
07/08/12	0	0	0	0	0	0	0	0	0	0
08/08/12	0	0	0	0	0	0	0	0	0	0
09/08/12	0	0	0	0	0	0	0	0	0	0
10/08/12	0	0	0	0	0	0	0	0	0	0
11/08/12	0	0	0	0	0	0	0	0	0	0
12/08/12	0	0	0	0	0	0	0	0	0	0
01/08/13	0	0	0	0	0	0	0	0	0	0
Weighted Average Life (years)	0.37	0.30	0.23	0.19	0.17	1.49	1.16	0.85	0.76	0.70

*	Indicates a number that is greater than 0 but less than 0.5%.

PERCENT OF INITIAL NOTE PRINCIPAL BALANCE

AT VARIOUS ABS PERCENTAGES

	Class A-3 Notes					Class A-4-A Notes/Class A-4-B Notes
Distribution Date	0.50%	1.00%	1.70%	2.00%	2.25%	0.50%	1.00%	1.70%	2.00%	2.25%
Closing Date	100	100	100	100	100	100	100	100	100	100
11/08/07	100	100	100	100	100	100	100	100	100	100
12/08/07	100	100	100	100	100	100	100	100	100	100
01/08/08	100	100	100	100	100	100	100	100	100	100
02/08/08	100	100	100	100	100	100	100	100	100	100
03/08/08	100	100	100	100	100	100	100	100	100	100
04/08/08	100	100	100	100	100	100	100	100	100	100
05/08/08	100	100	100	100	100	100	100	100	100	100
06/08/08	100	100	100	100	100	100	100	100	100	100
07/08/08	100	100	100	100	100	100	100	100	100	100
08/08/08	100	100	100	100	100	100	100	100	100	100
09/08/08	100	100	100	100	100	100	100	100	100	100
10/08/08	100	100	100	100	100	100	100	100	100	100
11/08/08	100	100	100	100	97	100	100	100	100	100
12/08/08	100	100	100	99	87	100	100	100	100	100
01/08/09	100	100	100	90	77	100	100	100	100	100
02/08/09	100	100	97	81	67	100	100	100	100	100
03/08/09	100	100	89	72	58	100	100	100	100	100
04/08/09	100	100	81	63	49	100	100	100	100	100
05/08/09	100	100	73	55	40	100	100	100	100	100
06/08/09	100	100	65	46	31	100	100	100	100	100
07/08/09	100	100	58	38	22	100	100	100	100	100
08/08/09	100	94	50	30	13	100	100	100	100	100
09/08/09	100	88	43	22	5	100	100	100	100	100
10/08/09	100	82	36	15	0	100	100	100	100	97
11/08/09	100	76	29	7	0	100	100	100	100	90
12/08/09	100	70	22	0	0	100	100	100	100	82
01/08/10	98	65	15	0	0	100	100	100	93	75
02/08/10	93	59	8	0	0	100	100	100	87	68
03/08/10	88	53	2	0	0	100	100	100	80	62
04/08/10	83	47	0	0	0	100	100	96	74	55
05/08/10	77	42	0	0	0	100	100	90	68	49
06/08/10	72	36	0	0	0	100	100	84	62	43
07/08/10	67	31	0	0	0	100	100	79	56	36
08/08/10	62	26	0	0	0	100	100	74	51	0
09/08/10	57	20	0	0	0	100	100	68	45	0
10/08/10	52	15	0	0	0	100	100	63	40	0
11/08/10	47	10	0	0	0	100	100	59	35	0
12/08/10	42	5	0	0	0	100	100	54	0	0
01/08/11	37	*	0	0	0	100	100	49	0	0
02/08/11	32	0	0	0	0	100	96	45	0	0
03/08/11	27	0	0	0	0	100	91	40	0	0
04/08/11	22	0	0	0	0	100	87	36	0	0
05/08/11	17	0	0	0	0	100	82	0	0	0
06/08/11	12	0	0	0	0	100	78	0	0	0
07/08/11	7	0	0	0	0	100	74	0	0	0
08/08/11	2	0	0	0	0	100	70	0	0	0
09/08/11	0	0	0	0	0	98	66	0	0	0
10/08/11	0	0	0	0	0	93	62	0	0	0
11/08/11	0	0	0	0	0	89	58	0	0	0
12/08/11	0	0	0	0	0	84	54	0	0	0
01/08/12	0	0	0	0	0	80	51	0	0	0
02/08/12	0	0	0	0	0	75	47	0	0	0
03/08/12	0	0	0	0	0	71	43	0	0	0
04/08/12	0	0	0	0	0	66	40	0	0	0
05/08/12	0	0	0	0	0	62	36	0	0	0
06/08/12	0	0	0	0	0	58	33	0	0	0
07/08/12	0	0	0	0	0	54	0	0	0	0
08/08/12	0	0	0	0	0	50	0	0	0	0
09/08/12	0	0	0	0	0	46	0	0	0	0
10/08/12	0	0	0	0	0	42	0	0	0	0
11/08/12	0	0	0	0	0	39	0	0	0	0
12/08/12	0	0	0	0	0	35	0	0	0	0
01/08/13	0	0	0	0	0	0	0	0	0	0
Weighted Average Life (years)	3.05	2.49	1.86	1.66	1.51	4.76	4.19	3.17	2.80	2.52

*	Indicates a number that is greater than 0 but less than 0.5%.